EXHIBIT 10.1

AGREEMENT FOR SALE AND PURCHASE
OF BUSINESS ASSETS

SECTION 1.	ASSETS PURCHASED; LIABILITIES ASSUMED
1.1	Assets Purchased
1.2	Liabilities
SECTION 2.	EXCLUDED ASSETS
SECTION 3.	ALLOCATION OF PURCHASE PRICE
SECTION 4.	PURCHASE PRICE
SECTION 5.	PAYMENT OF PURCHASE PRICE
SECTION 6.	ADJUSTMENTS
SECTION 7.	OTHER AGREEMENTS
SECTION 8.	COLLECTION OF POST CLOSING ACCOUNTS RECEIVABLE
SECTION 9.	SELLER’S REPRESENTATIONS AND WARRANTIES
9.1	Corporate Existence
9.2	Authorization
9.3	Financial Statements
9.4	Brokers and Finders
9.5	Transfer Not Subject to Encumbrances or Third-Party Approval
9.6	Contracts
9.7	Compliance with Codes and Regulations
9.8	Litigation
9.9	Compliance with Laws
9.10	Employment Matters
9.11	Tangible Assets
9.12	Intellectual Property
9.13	Leases
9.14	Title to and Condition of Assets
9.15	Undisclosed Liabilities
9.16	Absence of Certain Changes or Events
9.17	Environmental Conditions
9.18	Product Warranties
9.19	Inventories
9.20	Accuracy of Representations and Warranties
SECTION 10.	REPRESENTATIONS OF BUYER
10.1	Corporate Existence
10.2	Authorization
10.3	Brokers and Finders
10.4	No Conflict with Other Instruments or Agreements
10.5	Governmental Authorities
10.6	Accuracy of Representations and Warranties
SECTION 11.	COVENANTS OF SELLER
11.1	Employee Matters
11.2	Change of Name
11.3	Conditions and Best Efforts
11.4	WARN

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SECTION 12.	COVENANTS OF BUYER
12.1	Conditions and Best Efforts
12.2	Confidential Information
12.4	Accounts Receivable
SECTION 13.	SECTION INTENTIONALLY LEFT BLANK
SECTION 14.	SECTION INTENTIONALLY LEFT BLANK
SECTION 15.	BUYER’S ACCEPTANCE
SECTION 16.	SECTION INTENTIONALLY LEFT BLANK
SECTION 17.	INDEMNIFICATION AND SURVIVAL
17.1	Survival
17.2	Seller’s Indemnification
17.3	Buyer’s Indemnification
17.4	Defense of Claim
17.5	Limits on Indemnification
17.6	Indemnification Procedure
17.7	Rights Exclusive
SECTION 18.	CLOSING
18.1	Time and Place
18.2	Obligations of Seller at Closing
18.3	Buyer’s Obligations at Closing
SECTION 19.	RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING
19.1	Books and Records
SECTION 20.	DEFAULT
20.1	Cross-Default Provision
SECTION 21.	SECTION INTENTIONALLY LEFT BLANK
SECTION 22.	MISCELLANEOUS PROVISIONS
22.1	No Third-Party Beneficiaries
22.2	Amendment and Modification; Waiver
22.3	Governing Law; Venue
22.4	Counterparts

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AGREEMENT FOR SALE AND PURCHASE

OF BUSINESS ASSETS

This AGREEMENT FOR SALE AND PURCHASE OF BUSINESS ASSETS (this “Agreement”), dated as of January 27, 2017, is between Pro-Dex, Inc. (the “Seller”), a Colorado corporation, and OMS MOTION, INC. (the “Buyer”), an Oregon corporation.

RECITALS

A.           The Seller operates multiple divisions. This Agreement relates to Seller’s division located at 15021 NW Greenbrier, Ste. B-1, Beaverton, Oregon, 97006, and referred to herein as “OMS”. OMS is engaged in the business of motion control. In connection with the operation of OMS, Seller owns equipment, inventory, contract rights, leasehold interests, intellectual property, and miscellaneous assets used in connection with the operation of OMS.

B.           The Buyer desires to acquire substantially all the assets solely used or useful, or intended to be used, in the operation of OMS’s business, and the Seller desires to sell such assets to the Buyer.

AGREEMENT

The parties agree as follows:

SECTION 1.     ASSETS PURCHASED; LIABILITIES ASSUMED

1.1          Assets Purchased. Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells to the Buyer and the Buyer hereby purchases from the Seller the following assets (the “Assets”):

(a)           All of OMS’s equipment, tools, furniture, and fixtures listed on attached Schedule 1.1(a), together with any replacements or additions to the equipment;

(b)          All of OMS’s inventories of supplies, raw materials, parts, and finished goods owned by the Seller, together with any replacements or additions to the inventories;

(c)          All of OMS’s rights under the lease agreement on OMS’s premises;

(d)          Leasehold improvements installed by the Seller on OMS’s premises;

(e)          All of OMS’s rights under purchase orders;

(f)           The Seller’s rights to the name, goodwill, and other intangibles solely related to OMS;

(g)          As they relate solely to the operation of OMS, all trademarks, trade names, copyrights and domain names of the Seller as listed on Schedule 9.12, all registrations for them, all applications pending for them, and all other proprietary rights and intangible property of the Seller solely related to OMS, including trade secrets, inventions, technology, software, operating systems, customer lists, customer relationships, customer agreements, customer understandings, drawings, blueprints, know-how, formulae, slogans, processes, and operating rights and all other similar items. Additionally, access to servers, hardware and network applications will not be withheld for a reasonable period of time to be mutually agreed upon after the Closing. Any third party costs incurred to either access or transfer information to Buyer will be paid by Buyer.

(h)          To the extent transferable, all approvals, authorizations, consents, licenses, permits, franchises, tariffs, orders, and other registrations of any federal, state, or local court or other governmental department, commission, board, bureau, agency, or instrumentality held by the Seller and required or appropriate for the conduct of the business of OMS;

(i)           All choses in action, causes of action, rights of recovery and setoff, warranty rights, and other similar rights of the Seller relating solely to OMS;

(j)           All prepaid and deferred items of the Seller relating solely to OMS, other than prepaid rent, deposits, insurance and taxes;

(k)          All of OMS’s correspondence, engineering, and plant records, and other similar documents and records, but excluding any attorney-client privileged correspondence related to the transaction under this Agreement;

(l)           All assignable rights, if any, to all telephone lines and numbers used in the conduct of the business of the OMS, including without limitation those listed on Schedule 1.1(l); and

(m)         Petty cash of $250 on hand at OMS.

1.2         Liabilities.

1.2.1	Assumed Liabilities.

(a)          The Buyer hereby accepts the assignment of and assumes responsibility for: (i) all unfilled orders from customers of OMS assigned to the Buyer pursuant to Section 1.1(e); (ii) payment for purchase orders for inventory items that have been placed by the OMS but not yet delivered; and (iii) OMS’s obligations under the lease agreement for the OMS’s premises arising on or after the Closing Date (all such liabilities, and including the limited liability assumed in 1.2.1(b) below, the “Assumed Liabilities”).

(b)          In addition to the liabilities assumed in Section 1.2.1(a), Buyer accepts the assignment of and assumes responsibility for all OMS warranty obligations existing as of and after the Closing Date. Buyer’s liability under this Section 1.2.1(b) shall be limited to the costs of materials and labor to honor the pre-existing warranty commitment. All other product liability shall remain the responsibility of Seller.

1.2.2       Liabilities Not Assumed. Except for the liabilities and obligations to be assumed by the Buyer under Section 1.2, the Buyer does not assume and will not be liable for any liabilities of the Seller, known or unknown, contingent or absolute, accrued or other, and the Assets will be free of all liabilities, obligations, liens, and encumbrances. Without limiting the generality of the foregoing and except as otherwise provided above, the Buyer will not be responsible for any of the following:

(a)          Liabilities, obligations, or debts of the Seller, whether fixed, contingent, or mixed, and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory, or other claims or involving fines or penalties payable to any governmental authority;

(b)         Liabilities, obligations, or debts of the Seller for any federal, state, or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes, and federal, state, and local withholding and payroll taxes;

(c)          Liabilities or obligations of the Seller to employees for salaries, bonuses, or health and welfare benefits or with respect to any profit-sharing, stock bonus, pension, retirement, stock purchase, option, bonus, or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation);

(d)          Liabilities or obligations of the Seller for employee severance payments or arrangements resulting from termination of the Seller’s employees;

(e)          Liabilities or obligations of the Seller relating to issuances of securities;

(f)           Liabilities or obligations of the Seller incurred in connection with distributions to shareholders or any corporate dissolution; and

(g)          Liabilities or obligations of the Seller under any environmental law.

SECTION 2.     EXCLUDED ASSETS

Notwithstanding anything to the contrary set forth in Section 1, the Seller shall keep and retain title to and shall not transfer, assign or deliver to the Buyer any of the following assets and properties, (collectively, the “Excluded Assets”):

(a)	Cash and cash equivalents, except for petty cash of $250 on hand at OMS;

(b)	Accounts receivable;

(c)	Bank accounts of the Seller and records relating thereto;

(d)	Records of the Seller relating to (i) the Excluded Assets and excluded liabilities including, but not limited to, personnel records of the Seller’s employees, litigation files and records; and (ii) minute books and other corporate and tax records of the Seller;

(e)	Any and all deferred tax assets, tax credits or tax refunds;

(f)	Any insurance policies to which the Seller is a party and any rights thereunder;

(g)	Tax returns (whether filed prior to, on or after the Closing or relating to such periods) and all rights relating to refunds, credits, recovery or recoupment of taxes; and

(h)	Attorney-client communications and privileges of the Seller.

SECTION 3.     ALLOCATION OF PURCHASE PRICE

The Purchase Price will be allocated among the Assets in accordance with an allocation of purchase price schedule to be mutually agreed upon, and the Buyer and the Seller will be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).

SECTION 4.     PURCHASE PRICE

The purchase price for the Assets (the “Purchase Price”) is:

(a)          $640,000.00 for all Assets including inventory;

(b)          The assumption by the Buyer of the Assumed Liabilities; and

(c)

(i)            If at Closing the accounts receivable of OMS total between $100,000.00 and $150,000.00 there will be no adjustment of the purchase price;

(ii)           If at the Closing accounts receivable of OMS total less than $100,000.00 the Purchase Price shall be increased by the difference between accounts receivable and $100,000.00;

(iii)          If at the Closing accounts receivable of OMS total more than $150,000.00 the Purchase Price shall be reduced by the difference between accounts receivable and $150,000.00.

SECTION 5.     PAYMENT OF PURCHASE PRICE

At the Closing, the Buyer will pay, by cashier’s check, certified check, or wire transfer to the account specified by the Seller two business days before the Closing, the sum of $640,000.00, plus or minus the adjustments to the Purchase Price set forth in Section 4.

SECTION 6.     ADJUSTMENTS

The operation of OMS’s business and related income and expenses up to the close of business on the day before the Closing will be for the account of the Seller and thereafter for the account of the Buyer. Expenses, including but not limited to utilities, personal property taxes, rents and real property taxes, will be prorated between the Seller and the Buyer as of the close of business on the Closing, with the proration to be made and paid, insofar as reasonably possible, on the Closing, with settlement of any remaining items to be made as soon as reasonably practical after the Closing.

SECTION 7.     OTHER AGREEMENTS

Simultaneously with the Closing, the parties will execute the following additional agreements (the “Related Agreements”):

(a)          A Noncompetition Agreement between the Buyer and the Seller, as mutually agreed;

(b)          A Lease Assignment between the Buyer and the Seller and consent of the landlord, as mutually agreed, pertaining to the main warehouse and office facilities from which the Seller operates its business;

(c)          An Assignment and Assumption Agreement for the Assumed Liabilities; and

(d)          A Bill of Sale for the Assets.

SECTION 8.     COLLECTION OF POST CLOSING ACCOUNTS RECEIVABLE

(a)	After the Closing, if the Buyer receives payment of any account receivable to which the Seller is entitled under the terms of this Agreement, the Buyer shall immediately forward such payment to the Seller.

(b)	After the Closing, if the Seller receives payment of any account receivable to which the Buyer is entitled under the terms of this Agreement, the Seller shall immediately forward such payment to the Buyer.

SECTION 9.     SELLER’S REPRESENTATIONS AND WARRANTIES

9.1          Corporate Existence. The Seller is a corporation duly incorporated and legally existing under the laws of the state of Colorado and is qualified to do business in every jurisdiction in which OMS’s ownership of property or conduct of business requires it to qualify, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on the Seller. The Seller has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate the Assets and to carry on its business as now conducted by OMS.

9.2          Authorization. The execution, delivery, and performance of this Agreement, the Related Agreements, and all other agreements contemplated by this Agreement to which the Seller is a party have been duly authorized by the Seller. This Agreement and the Related Agreements, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of the Seller, enforceable against the Seller, in accordance with their respective terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance. Except as would not reasonably be expected to have a material adverse effect on the Seller, the execution and delivery by the Seller of this Agreement and the Related Agreements to which the Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller do not and will not (a) conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract; (b) result in the creation of any lien, security interest, charge, or encumbrance on the Assets; (c) result in a violation of the charter or bylaws of the Seller or any law, statute, rule, or regulation to which the Seller is subject; or (d) result in a violation of any order, judgment, or decree to which the Seller is subject; or (e) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body.

9.3          Financial Statements. The income statements of OMS for the fiscal year ended June 30, 2016 and the year to date period ended November 30, 2016, as previously delivered to the Buyer (the “OMS Division Income Statements”), fairly present the results of operations of the OMS for the fiscal periods then ended, have been prepared in accordance with generally accepted accounting principles (GAAP), consistently applied, and in a manner substantially consistent with prior financial statements of OMS. The statement of OMS assets as of November 30, 2016 as previously delivered to the Buyer (the “OMS Division Assets”), fairly presents the assets used in the operations of OMS for the period then ended and have been prepared in accordance with GAAP, consistently applied, and in a manner substantially consistent with prior statements of OMS. Except as contemplated by or permitted under this Agreement, as stated in the OMS Division Income Statements or OMS Division Assets, and except that there has been no allocation for corporate overhead, there are no adjustments that would be required on audit of the statements referred to herein that would, individually or in the aggregate, have a material adverse effect on OMS’s financial condition or results of operations as reported in the statements.

9.4          Brokers and Finders. The Seller has not employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken any action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

9.5          Transfer Not Subject to Encumbrances or Third-Party Approval. The execution and delivery of this Agreement and the Related Agreements by the Seller and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

9.6          Contracts. The only contracts to which the Seller is a party, that relate solely to OMS, and will be assigned to the Buyer at Closing are the lease agreement for the OMS premises and the purchase orders referenced in Section 1.1(e) (the “Contracts”). The Seller has delivered a copy of each Contract to the Buyer.

(a)           The Seller is not in default under any Contract, nor, to the Seller’s best knowledge, does there exist any event that, with notice or the passage of time or both, would constitute a default or event of default by the Seller under any Contract.

(b)           No power of attorney or similar authorization given by the Seller is currently in effect or outstanding regarding OMS. No Contract limits the freedom of the Seller to compete in any line of business or with any person.

(c)           Each of the Contracts is valid, binding, and enforceable by the Seller in accordance with its terms and is in full force and effect. There is no pending or threatened proceeding that would interfere with the quiet enjoyment of any leasehold of which the Seller is the lessee or sublessee. All other parties to the Contracts have consented (when such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of the Seller’s rights or obligations under any Contract.

(d)           The Seller is not aware of any default by any other party to any Contract or of any event that (whether with or without notice, lapse of time, or both) would constitute a default by any other party with respect to obligations of that party under any Contract, and, to the knowledge of the Seller there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties.

(e)           To the Seller’s knowledge, no Contract will result in any loss to the Seller on the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental, or consequential).

9.7          Compliance with Codes and Regulations. The Seller has no knowledge that leasehold improvements violate any provisions of any applicable building codes, fire regulations, building restrictions, or other ordinances, orders, or regulations.

9.8          Litigation. No action, suit, proceeding, order, investigation, or claim is pending or, to the best of the Seller’s knowledge, threatened against the Seller related to OMS or its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Seller is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Seller’s knowledge, any governmental investigations or inquiries.

9.9          Compliance with Laws. To the best of the Seller’s knowledge, (a) the Seller has at all relevant times conducted its OMS business in compliance with its articles of incorporation and bylaws, and is in material compliance with all applicable laws and regulations; and (b) the Seller is not in violation of any applicable laws or regulations, other than violations that singly or in the aggregate do not and, with the passage of time, will not have a material adverse effect. With respect to OMS, the Seller is not subject to any outstanding order, writ, injunction, decree, or judgment and the Seller has not been charged with, or threatened with a charge of, a violation of any provision of federal, state, or local law or regulation.

9.10        Employment Matters.

9.10.1    Labor Matters.

(a)           With respect to OMS, the Seller is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours, or terms of employment of its employees.

(b)           With respect to OMS, there is no (i) unfair labor practice complaint against the Seller pending before the National Labor Relations Board or any other governmental authority; (ii) labor strike, slowdown, or work stoppage actually occurring or, to the best knowledge of the Seller threatened against the Seller; (iii) representation petition regarding the Seller’s employees pending before the National Labor Relations Board; or (iv) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to the Seller.

(c)           OMS has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

9.10.2    Employment Claims. No claim is pending or, to the Seller’s knowledge, threatened by or on behalf of any of OMS’s employees under any federal, state, or local labor or employment laws or regulations.

9.10.3    Employee Benefits. No employee benefits will be transferred to the Buyer. OMS employees participating in the Pro-Dex, Inc. Retirement Savings 401(k) Plan will still maintain an account with Fidelity and plan rules for roll-over will apply. OMS employees participating in the Pro-Dex Inc 2014 Employee Stock Purchase Plan (“ESPP”) will have their deductions returned to them to the extent the Closing occurs during an open offering period pursuant to the ESPP Prospectus. Any employees terminated in connection with the Closing will be offered COBRA continuation coverage as required by federal law.

9.10.4    Employment Agreements. Each of the OMS’s employees is an “at-will” employee and no written employment, commission, or compensation agreement of any kind exists between the Seller and any of its OMS employees.

9.10.5    Compensation. A complete and accurate list of all OMS officers, OMS employees, and OMS consultants has been delivered to the Buyer, specifying their names and job designations, and the total amount paid or payable as compensation to each of them.

9.10.6    Severance. The Seller has no severance pay plan, policy, practice, or agreement with any of its OMS employees that are triggered by consummation of this Agreement.

9.11       Tangible Assets.

9.11.1    Real Property. The property at 15201 N.W. Greenbrier, B-1, Beaverton OR 97006 is the only real property owned or leased by the Seller and related to OMS (the “Real Property”).

9.11.2    Personal Property. A complete and accurate list of all the tangible personal property owned by the Seller and related to OMS (the “Tangible Personal Property”) has previously been delivered to the Buyer. The Assets include all the assets, properties, and rights owned or used by the Seller solely in its OMS business. For the avoidance of doubt, certain software and hardware assets owned by the Seller are used in the OMS business as well as in the Seller’s other divisions, and are excluded assets.

9.11.3    Real Property Improvements. All the improvements to the Real Property are included in the Assets.

9.12       Intellectual Property. Schedule 9.12 contains a complete and accurate list of the Seller’s trademarks, trade names, copyrights, and domain names used solely in the OMS business (the “Intellectual Property”). The Seller owns all the Intellectual Property free and clear of all liens, claims, and encumbrances. To the Seller’s knowledge, the Seller’s use of the Intellectual Property does not create any conflict with or infringe on any rights of any other person and no claims of conflict or infringement have been asserted against the Seller.

9.13       Leases. The Seller is a party to the real property lease previously delivered to the Buyer that relates to the operation of OMS.

9.14       Title to and Condition of Assets.

9.14.1    The Seller owns (and at Closing the Buyer will acquire) all the Assets free and clear of all mortgages, pledges, security interests, options, claims, charges, or other encumbrances or restrictions of any kind, except for (a) all OMS warranty obligations assumed by the Buyer and (b) liens for taxes not yet due or being contested in good faith.

9.14.2    The Seller has (and at Closing the Buyer will acquire) good and marketable title to the Assets.

9.14.3    All Tangible Personal Property has been maintained and operated materially in accordance with manufacturers’ specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of the OMS’s business.

9.14.4    There are no defects or liabilities affecting any of the Tangible Personal Property that might detract from the value of the property or assets, interfere with any present or intended use of any of the property or assets, or affect the marketability of the property or assets, in each case, other than those that will not have a material adverse effect.

9.14.5    The plants, buildings, and structures included in the Real Property currently have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage, and other public utilities, in each case as is necessary for the conduct of the OMS business.

9.15        Undisclosed Liabilities. Relating to OMS the Seller does not have any liability or obligation (whether absolute, accrued, contingent, or other, and whether due or to become due) that is not disclosed to the Buyer in this Agreement or the schedules attached hereto, or that individually or in the aggregate will not have a material adverse effect.

9.16        Absence of Certain Changes or Events. Since November 30, 2016, there has not been any of the following with respect to the OMS business:

(a)           Any material adverse effect or any event, occurrence, development, or state of circumstances or facts that could reasonably be expected to result in a material adverse effect;

(b)           Any damage, destruction, or casualty loss, whether insured against or not, to any of the Assets;

(c)           Any entry into any agreement, commitment, or transaction (including, without limitation, any borrowing, capital expenditure, or capital financing or any amendment, modification, or termination of any existing agreement, commitment, or transaction) by the Seller, except agreements, commitments, or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

(d)           Any conduct of business that is outside the ordinary course of business or not substantially in the manner that the Seller previously conducted its business;

(e)           Any purchase or other acquisition of property or any sale, lease, or other disposition of property, or any expenditure, except in the ordinary course of business;

(f)            Any incurrence of any noncontract liability known to the Seller that, either singly or in the aggregate, is material to the business, results of operations, financial condition, or prospects of the OMS business;

(g)           Any encumbrance or consent to encumbrance of any property or assets except in the ordinary course of business; or

(h)           Any change in the assets, liabilities, licenses, permits, or franchises of the OMS business, or in any agreement to which the Seller is a party or is bound, that has had or reasonably could be expected to have a material adverse effect.

9.17       Environmental Conditions.

9.17.1    Definitions. As used in this Agreement,

(a)           “Environmental Law” means any federal, state, or local statute, ordinance, or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses, or other authorizations or mandates under such statutes, ordinances, or regulations; and

(b)         “Hazardous Substance” means any hazardous, toxic, radioactive, or infectious substance, material, or waste as defined, listed, or regulated under any Environmental Law.

9.17.2    Compliance. Relating to OMS, the Seller, the Seller’s business, and the Assets are in material compliance with all Environmental Laws and the Seller has all permits required under Environmental Laws in connection with the ownership or operation of the Assets and the OMS’s business. Except as is already known to Phil Brown, the Seller is not aware of and has not received written notice of any past, present, or anticipated future events, conditions, activities, investigation, studies, plans, or proposals that (a) would interfere with or prevent compliance by the OMS’s business or the Assets with any Environmental Law or (b) may give rise to any common-law or other liability, or otherwise form the basis of a claim, action, suit, proceeding, hearing, or investigation, involving the Seller, OMS’s business, or the Assets and related in any way to Hazardous Substances or Environmental Laws.

9.17.3    Hazardous Substances.

(a)          The Seller has not spilled, leaked, or otherwise released on, in, under, or from the Real Property any Hazardous Substances in connection with the OMS’s business now or in the past;

(b)          None of the Assets have incorporated into them any asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (in electrical equipment or otherwise), lead-based paint, or any other Hazardous Substance that is prohibited, restricted, or regulated when present in buildings, structures, fixtures, or equipment;

(c)          All wastes generated in connection with the Seller’s OMS business are and have been transported to and disposed of at an authorized waste disposal facility in material compliance with all Environmental Laws; and

(d)          The Seller is not liable under any Environmental Law for investigation, remedial, removal, or other response costs, natural resources damages, or other claims (including administrative orders) arising out of the release or threatened release of any Hazardous Substance at the Real Property and, to the Seller’s knowledge, no reasonable basis exists for any such liability.

9.17.4    Underground Storage Tanks. There are no underground storage tanks on the Real Property (whether or not regulated and whether or not out of service, closed, or decommissioned).

9.17.5    Environmental Records. There are no reports, studies, analyses, tests, monitoring, correspondence with governmental agencies, or other documents in the possession of or initiated by the Seller or otherwise known to the Seller and pertaining to the existence of Hazardous Substances, compliance with Environmental Laws, or any other environmental concern relating to the Assets or the Seller’s OMS business.

9.18       Product Warranties. OMS’s standard form of product warranty has been delivered to the Buyer. The Seller has not undertaken any performance obligations or made any warranties or guarantees with respect to its products other than those provided for in the standard form of product warranty. Each of the products produced or sold by OMS is, and at all times has been, in compliance in all material respects with all applicable federal, state, and local laws and regulations.

9.19       Inventories. The Seller’s inventories, whether finished goods, work in process, or raw materials are all items of a quality usable or saleable in the ordinary and usual course of the OMS’s business, except for inventory items that are obsolete or not usable or saleable in the ordinary course of business and that have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect an inventory valuation policy consistent with the Seller’s past practice and in accordance with generally accepted accounting principles consistently applied.

9.20       Accuracy of Representations and Warranties. Except as known to Phil Brown, none of the representations or warranties of the Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements in this Agreement not misleading.

SECTION 10.       REPRESENTATIONS OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

10.1       Corporate Existence. The Buyer is a corporation duly organized and legally existing under the laws of the state of Oregon. The Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements and to perform its obligations under them.

10.2       Authorization. The execution, delivery, and performance of this Agreement and the related agreements have been duly authorized and approved by the board of directors and shareholders of the Buyer. This Agreement and the Related Agreements constitute valid and binding agreements of the Buyer, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, insolvency, or similar laws affecting the enforcement of creditors’ rights or by the application of general principles of equity.

10.3       Brokers and Finders. The Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement and has taken no action that would give rise to a valid claim against any party for a brokerage commission, finder’s fee, or other like payment.

10.4       No Conflict with Other Instruments or Agreements. The execution, delivery, and performance by the Buyer of this Agreement and the Related Agreements will not result in a breach or violation of, or constitute a default under, the Buyer’s Articles of Incorporation or Bylaws or any material agreement to which the Buyer is a party or by which the Buyer is bound.

10.5       Governmental Authorities. (a) The Buyer is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the Buyer’s execution and delivery of this Agreement and the Related Agreements and the consummation of the purchase and (b) the Buyer is not required to obtain any consent, approval, or authorization of any governmental or regulatory authority in connection with the Buyer’s execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the purchase of the Assets.

10.6       Accuracy of Representations and Warranties. None of the representations or warranties of the Buyer contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

SECTION 11.      COVENANTS OF THE SELLER

11.1       Employee Matters. As of the Closing, the Seller will terminate all of its OMS employees and will pay each OMS employee all wages, commissions, and accrued vacation pay earned up to the time of termination, including overtime pay.

11.2       Change of Name. At the Closing, the Seller will take all action necessary or appropriate to permit the Buyer to legally commence using the name “OMS”.

11.3       Conditions and Best Efforts. The Seller will use its best efforts to effectuate the transactions contemplated by this Agreement and the Related Agreements and to fulfill all the conditions of its obligations under this Agreement and the Related Agreements, and will do all acts and things as may be required to carry out its obligations under this Agreement and the Related Agreements.

11.4       WARN. The Seller will be responsible for all obligations, if any, under the Worker Adjustment and Retraining Notification Act (WARN) and applicable regulations under it with respect to any employment terminations before or on the Closing Date and will indemnify the Buyer in the event that the Buyer is held liable for any failure by the Seller to comply with the Seller’s obligations under WARN or this section.

SECTION 12.      COVENANTS OF BUYER

12.1       Conditions and Best Efforts. The Buyer will use its best efforts to effectuate the transactions contemplated by this Agreement and the Related Agreements and to fulfill all the conditions of its obligations under this Agreement and the Related Agreements, and will do all acts and things as may be required to carry out its obligations under this Agreement and the Related Agreements.

12.2       Confidential Information. If for any reason the sale of Assets contemplated by this Agreement is not consummated, the Buyer will promptly return to the Seller and will not use or disclose to third parties any confidential information received from the Seller in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement.

12.4       Accounts Receivable. If the Buyer receives or collects any funds relating to any accounts receivable or any other excluded asset, the Buyer shall remit such funds to the Seller within thirty (30) business days after its receipt thereof.

SECTION 13.      SECTION INTENTIONALLY LEFT BLANK

SECTION 14.      SECTION INTENTIONALLY LEFT BLANK

SECTION 15.      BUYER’S ACCEPTANCE

The Buyer represents and acknowledges that it has entered into this Agreement on the basis of its own examination, personal knowledge, and opinion of the value of the OMS business. The Buyer acknowledges that its principle has been the operations manager of the OMS business for the past 11 years and is knowledgeable about the condition of the Assets and prospects of the OMS business. The Buyer has not relied on any representations made by the Seller other than those specified in this Agreement. The Buyer further acknowledges that the Seller has made no agreement or promise to repair or improve any of the leasehold improvements, equipment, or other personal property being sold to the Buyer under this Agreement and that the Buyer takes all such property in an “as is” condition, except as otherwise provided in this Agreement.

SECTION 16.      SECTION INTENTIONALLY LEFT BLANK

SECTION 17.      INDEMNIFICATION AND SURVIVAL

17.1       Survival of Representations and Warranties. All representations and warranties made in this Agreement will survive the Closing of this Agreement, except that any party to whom a representation or warranty has been made in this Agreement will be deemed to have waived any misrepresentation or breach of the representation or warranty if the party had knowledge of such breach before the Closing. The representations and warranties in this Agreement will terminate 18 months after the Closing Date, and such representations or warranties will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potentially indemnifying party before such expiration date (the “Survival Period”).

17.2       Seller’s Indemnification.

17.2.1       The Seller agrees to indemnify, defend, and hold the Buyer, its successors, and assigns harmless from and against any and all claims, liabilities, obligations, costs, expenses, and reasonable attorney fees (collectively, “Damages”) arising out of or related to:

(a)          Any breach or inaccuracy of any representation or warranty of the Seller made in this Agreement or any Related Agreement;

(b)          Any failure by the Seller to perform any covenant required to be performed by it pursuant to this Agreement or any Related Agreement; and

(c)          Any liability or obligation of the Seller arising out of or in connection with the ownership, use, condition, maintenance, or operation of the Seller’s OMS business or the Assets by the Seller on or before the Closing, in either case not expressly assumed by the Buyer in accordance with the terms of this Agreement.

17.3       Buyer’s Indemnification. The Buyer agrees to defend, indemnify, and hold harmless the Seller from and against all Damages arising out of or related to:

(a)          Any breach or inaccuracy of any representation or warranty of the Buyer made in this Agreement or any Related Document;

(b)         Any failure by the Buyer to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document;

(c)          Any liability or obligation of the Seller to any third party expressly assumed by the Buyer in accordance with the terms of this Agreement;

(d)          The Assumed Liabilities; and

(d)          The ownership, use, condition, maintenance, or operation of the OMS business after the Closing of this Agreement.

17.4       Defense of Claim. If any claim is asserted against a party that would give rise to a claim by that party against the other party for indemnification under the provisions of this Agreement then the party to be indemnified will promptly give written notice to the indemnifying party concerning such claim and the indemnifying party will, at no expense to the indemnified party, defend the claim.

17.5       Limits on Indemnification. Notwithstanding the foregoing, the liability of the Seller or the Buyer under Sections 17.2 and 17.3 above will be subject to the following limitations:

17.5.1    Seller’s Liability. No claim for indemnity will be effective if not made within the Survival Period. The Seller’s maximum aggregate liability for indemnification hereunder shall not exceed $640,000.

17.5.2    Buyer’s Liability. No claim for indemnity will be effective if not made within the Survival Period.

17.5.3    Indemnification Basket. An indemnifying party shall not be liable for any claim for indemnification for Damages under this Section 17 unless and until the aggregate amount of such Damages equals or exceeds $10,000 (the “Basket”), in which case the indemnifying party shall pay to the indemnified party the total of the Damages in excess of the Basket.

17.5.4    Buyer’s Knowledge. Notwithstanding anything to the contrary in this Agreement, no party shall be liable under this Section 17 for any Damages resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Damages had knowledge of such breach prior to or as of the Closing.

17.6       Indemnification Procedure.

17.6.1    Third-Party Claims.

(a)          Each indemnified party will, with reasonable promptness after obtaining knowledge thereof, provide the indemnifying party with written notice of all third-party actions, suits, proceedings, claims, demands, or assessments that may be subject to the indemnification provisions of this Section 17 (collectively, “Third-Party Claims”), including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(b)          The indemnifying party will have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to Section 17 and, if so, whether the indemnifying party elects to undertake, conduct, and control, through counsel of its choosing, and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(c)          If within 30 days after its receipt of the claim notice, the indemnifying party notifies the indemnified party that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, the indemnified party will reasonably cooperate with the indemnifying party in connection therewith, including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third-Party Claim. The indemnified party will be entitled to participate in the settlement or defense of the Third-Party Claim, at its own expense, through counsel chosen by the indemnified party. The indemnified party will have the right to review any proposed settlement that would impose an obligation or duty on the indemnified party, and, if the indemnified party objects to such a settlement, the settlement may not be undertaken. As long as the indemnifying party is contesting the Third-Party Claim in good faith and with reasonable diligence, the indemnified party will not pay or settle the Third-Party Claim. Notwithstanding the foregoing, the indemnified party will have the right to pay or settle any Third-Party Claim at any time as long as the indemnified party waives any right to indemnification for such claim from the indemnifying party.

(d)           If the indemnifying party fails to provide notice that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, or if the indemnifying party fails to contest the Third-Party Claim or to undertake or approve settlement in good faith and with reasonable diligence, the indemnified party will thereafter have the right to contest, settle, or compromise the Third-Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense, or argument that the indemnified party’s defense or settlement of such Third-Party Claim is in any respect inadequate or unreasonable.

(e)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

17.6.2    Claims Other than Third-Party Claims.

(a)          Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under Section 17, other than

Third-Party Claims, including, in reasonable detail, the basis for the claim, the nature of the Damages, and a good-faith estimate of the amount of the Damages.

(b)         The indemnifying party will have 30 days after its receipt of the claim notice to notify the indemnified party in writing regarding whether the indemnifying party accepts or disputes liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party will be deemed to accept liability for all the Damages described in the claim notice.

(c)          A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

17.7       Rights Exclusive. An indemnified party’s rights to indemnification under this Agreement are in lieu of, and such indemnified party waives, any other rights to which the indemnified party may be entitled at law or in equity.

SECTION 18.     CLOSING

18.1       Time and Place. This Agreement will be closed simultaneously with execution on the date first written above (the “Closing Date”) by electronic transmission of signature pages to this Agreement and the Related Agreements (the “Closing”).

18.2       Obligations of the Seller at Closing. At the Closing, the Seller will deliver to the Buyer the following:

(a)          Bills of sale, assignments, properly endorsed certificates of title, and other instruments of transfer, in form and substance reasonably satisfactory to the Buyer, necessary to transfer and convey all of the Assets to the Buyer;

(b)         The Noncompetition Agreement;

(c)         The Lease Assignment;

(d)         The Assignment and Assumption Agreement;

(e)          A cashier’s check, certified check, or wire transfer of immediately available funds for prorated items owing to the Buyer, if any;

(f)          Possession of the business facilities to be conveyed pursuant to this Agreement; and

(g)         Such other certificates and documents as may be called for by the provisions of this Agreement.

18.3       Buyer’s Obligations at Closing. At the Closing, the Buyer will deliver to the Seller the following:

(a)          A cashier’s check, certified check, or wire transfer in the amount specified in Section 5.1;

(b)         A cashier’s check or a certified check for prorated items owed to the Seller, if any;

(c)         The Noncompetition Agreement;

(d)         The Lease Assignment;

(f)          The Assignment and Assumption Agreement; and

(g)         Such other certificates and documents as may be called for by the provisions of this Agreement.

SECTION 19.     RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

19.1      Books and Records. The Seller will retain all of its records and provide copies of any OMS records to the Buyer as requested by the Buyer.

SECTION 20.      DEFAULT

20.1       Cross-Default Provision. A default in this Agreement will constitute a default in the Related Agreements described in Section 7, and a default in any one or more of the Related Agreements described in Section 7 will constitute a default in this Agreement.

SECTION 21.      SECTION INTENTIONALLY LEFT BLANK

SECTION 22.      MISCELLANEOUS

22.1       No Third-Party Beneficiaries. Except for persons entitled to indemnification pursuant to Section 17, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.2       Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22.3       Governing Law; Venue. This Agreement and the Related Agreements and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California. The Buyer and the Seller submit and consent to the exclusive jurisdiction of the courts present in the County of Orange, California in any action brought to enforce (or otherwise relating to) this Agreement and the Related Agreements.

22.4       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together constitute one and the same instrument. The execution and delivery of counterparts of this Agreement, by facsimile, by electronic file transmission or by original manual signature, regardless of the means or any variation in pagination or appearance, shall be binding upon the parties.

[SIGNATURE PAGE(S) FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Pro-Dex, Inc.

By:	/s/ Rick Van Kirk
Rick Van Kirk, President and CEO

OMS Motion, Inc.

By:	/s/ Phil Brown
Phil Brown, President

Signature Page to Purchase Agreement

Schedule 1.1(a)

OMS Equipment, Tools, Furniture, and Fixtures

Oregon Micro Systems Net Book Value [Depreciation] GAAP For the Period November 1, 2016 to November 30, 2016
	ASSET BALANCES				DEPRECIATION
Asset ID	Beginning	Additions	Deletions	Ending	Beg. Balance	Depr Exp & AFYD	Sec 179/179A	Oth. Additions	Deletions	End Bal.	Net Book Value

Class: EQUI
OMS000010	VME Enclosure Rack
	1,990	0	0	1,990	1,990	0	0	0	0	1,990	0
OMS000011	Ultralinks Cards
	1,664	0	0	1,664	1,664	0	0	0	0	1,664	0
OMS000033	MICROSCOPE
	2,613	0	0	2,613	2,613	0	0	0	0	2,613	0
OMS000040	TEST STATIONS
	568	0	0	568	568	0	0	0	0	568	0
OMS000041	TEST STATIONS
	125	0	0	125	125	0	0	0	0	125	0
OMS000042	TEST STATIONS
	2,027	0	0	2,027	2,027	0	0	0	0	2,027	0
OMS000043	HOT AIR STATION
	750	0	0	750	750	0	0	0	0	750	0
OMS000052	CAMERA
	250	0	0	250	250	0	0	0	0	250	0
OMS000053	CAMERA
	250	0	0	250	250	0	0	0	0	250	0
OMS000062	COMP SYS TEST STATIO
	1,881	0	0	1,881	1,881	0	0	0	0	1,881	0
OMS000066	TEST STATION 80 MH
	9,810	0	0	9,810	9,810	0	0	0	0	9,810	0
OMS000081	HP Oscilloscope
	14,950	0	0	14,950	14,950	0	0	0	0	14,950	0
OMS000103	Mrshll Desodering St
	649	0	0	649	649	0	0	0	0	649	0
OMS000110	C&H Dist Stock Cart
	1,101	0	0	1,101	1,101	0	0	0	0	1,101	0
OMS000118	Comp View Projector
	5,800	0	0	5,800	5,800	0	0	0	0	5,800	0
OMS000119	NW Test Oscilloscope
	3,325	0	0	3,325	3,325	0	0	0	0	3,325	0
OMS000122	PCbus Analyzer
	11,330	0	0	11,330	11,330	0	0	0	0	11,330	0
OMS000123	VMEbus Analyzer
	11,235	0	0	11,235	11,235	0	0	0	0	11,235	0
OMS000198	Vision Click Source Level Debugger
	7,430	0	0	7,430	7,430	0	0	0	0	7,430	0

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	ASSET BALANCES				DEPRECIATION
Asset ID	Beginning	Additions	Deletions	Ending	Beg. Balance	Depr Exp & AFYD	Sec 179/179A	Oth. Additions	Deletions	End Bal.	Net Book Value

OMS000213	VME Rack System
	2,641	0	0	2,641	2,641	0	0	0	0	2,641	0
OMS000214	Microscope for Production
	2,943	0	0	2,943	2,943	0	0	0	0	2,943	0
OMS000215	MAXv Test and Evaluation Station
	5,888	0	0	5,888	5,888	0	0	0	0	5,888	0
OMS000221	Vacuum Sealer
	3,296	0	0	3,296	3,296	0	0	0	0	3,296	0
OMS000222	Projector System-INFOCUS
	2,808	0	0	2,808	2,808	0	0	0	0	2,808	0
OMS000227	MAXv Test Station
	7,997	0	0	7,997	7,997	0	0	0	0	7,997	0
OMS000228	Binding System
	2,044	0	0	2,044	2,044	0	0	0	0	2,044	0
OMS000240	Dynamometer W/30,000 RPM
	13,380	0	0	13,380	11,819	112	0	0	0	11,931	1,450
OMS000248	Digital Parts Counter
	1,695	0	0	1,695	904	14	0	0	0	918	777
OMS000249	Brady Label Maker
	4,595	0	0	4,595	2,374	38	0	0	0	2,412	2,183
OMS000257	SMT/BGA Rework system - pick and place for PCBA assembly
	32,378	0	0	32,378	5,936	270	0	0	0	6,206	26,173
Subtotal: EQUI (30)	$157,414	$0	$0	$157,414	$126,399	$434	$0	$0	$0	$126,832	$30,582
Class: FURN
OMS000021	Hon Desk
	575	0	0	575	575	0	0	0	0	575	0
OMS000155	Reception Station
	1,259	0	0	1,259	1,259	0	0	0	0	1,259	0
Subtotal: FURN (2)	$1,834	$0	$0	$1,834	$1,834	$0	$0	$0	$0	$1,834	$0
Class: HARD
OMS000142	Toshiba Satellite 2140XCDS Notebook PC
	1,247	0	0	1,247	1,247	0	0	0	0	1,247	0
OMS000156	Olympus Microscope W/Illuminator
	2,434	0	0	2,434	2,434	0	0	0	0	2,434	0
OMS000157	Pilot-MVP Programmer System
	2,320	0	0	2,320	2,320	0	0	0	0	2,320	0
OMS000158	HP Laserjet 4050 N
	1,380	0	0	1,380	1,380	0	0	0	0	1,380	0
OMS000164	VisionICE2 for MPC82XX
	6,350	0	0	6,350	6,350	0	0	0	0	6,350	0
OMS000165	Event System W/32K
	9,048	0	0	9,048	9,048	0	0	0	0	9,048	0

Page: 2	Printed: 1/3/2017 3:44:57 PM

	ASSET BALANCES				DEPRECIATION
Asset ID	Beginning	Additions	Deletions	Ending	Beg. Balance	Depr Exp & AFYD	Sec 179/179A	Oth. Additions	Deletions	End Bal.	Net Book Value

OMS000168	WindRiver Complier
	4,808	0	0	4,808	4,808	0	0	0	0	4,808	0
OMS000169	Viewsonic Viewpanel 18.1
	2,997	0	0	2,997	2,997	0	0	0	0	2,997	0
OMS000171	Observatory Inspection Station
	5,024	0	0	5,024	5,024	0	0	0	0	5,024	0
OMS000181	Programmable DC Power Supply
	1,495	0	0	1,495	1,495	0	0	0	0	1,495	0
OMS000183	VME CPU
	5,179	0	0	5,179	5,179	0	0	0	0	5,179	0
OMS000184	Oscilliscope
	3,335	0	0	3,335	3,335	0	0	0	0	3,335	0
OMS000188	Brady Printer
	804	0	0	804	804	0	0	0	0	804	0
OMS000197	7 CD duplicator
	1,750	0	0	1,750	1,750	0	0	0	0	1,750	0
OMS000199	Sony Laptop Model PCG-NV190
	1,840	0	0	1,840	1,840	0	0	0	0	1,840	0
OMS000203	HP designJet 800 w/ Memory module
	4,158	0	0	4,158	4,158	0	0	0	0	4,158	0
OMS000204	Sony Laptop
	2,193	0	0	2,193	2,193	0	0	0	0	2,193	0
OMS000210	Flash Programmer
	4,563	0	0	4,563	4,563	0	0	0	0	4,563	0
OMS000226	CD Printer
	1,710	0	0	1,710	1,710	0	0	0	0	1,710	0
OMS000233	Dell Precision M70
	2,564	0	0	2,564	2,564	0	0	0	0	2,564	0
OMS000238	Dell Poweredge 2950 and 42U Server Rack
	5,848	0	0	5,848	5,751	49	0	0	0	5,800	49
OMS000241	APC SMART - UPS 3000VA USB
	1,060	0	0	1,060	777	9	0	0	0	786	274
OMS000243	S. Frederick Dell Latitude E4310 Notebook
	1,901	0	0	1,901	1,220	16	0	0	0	1,236	665
OMS000245	Dell Precision T5500 Workstation
	3,051	0	0	3,051	1,830	25	0	0	0	1,856	1,195
OMS000247	Laptop for Phil Brown
	2,224	0	0	2,224	1,205	19	0	0	0	1,223	1,001
OMS000250	Power Edge R710 Server
	12,502	0	0	12,502	6,251	104	0	0	0	6,355	6,147
OMS000251	Hanson Laptop
	1,839	0	0	1,839	843	15	0	0	0	858	981

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	ASSET BALANCES				DEPRECIATION
Asset ID	Beginning	Additions	Deletions	Ending	Beg. Balance	Depr Exp & AFYD	Sec 179/179A	Oth. Additions	Deletions	End Bal.	Net Book Value

OMS000253	Power Edge R720 Server
	16,151	0	0	16,151	6,730	135	0	0	0	6,864	9,287
OMS000255	Dell Precision T1700 Workstateion for Ollie Barker
	1,169	0	0	1,169	1,040	32	0	0	0	1,072	97
OMS000256	MicroSoft Surface Pro 3 - 256GB, extended service plan, office, docking station, ethernet adapter
	2,118	0	0	2,118	388	18	0	0	0	406	1,712
OMS000259	DELL new computer for engr -paid w/ PB UB MC
	2,381	0	0	2,381	377	20	0	0	0	397	1,985
OMS000260	Synoptek -backup server QNAP 8-bay NAS server
	4,402	0	0	4,402	978	122	0	0	0	1,101	3,301
Subtotal: HARD (32)	$119,846	$0	$0	$119,846	$92,589	$564	$0	$0	$0	$93,152	$26,694
Class: LHI
OMS000239	Phone System
	6,485	0	0	6,485	6,485	0	0	0	0	6,485	0
Subtotal: LHI (1)	$6,485	$0	$0	$6,485	$6,485	$0	$0	$0	$0	$6,485	$0
Class: OFFI
OMS000026	LASER PRINTER
	1,800	0	0	1,800	1,800	0	0	0	0	1,800	0
OMS000064	HP LASER PRINTER
	599	0	0	599	599	0	0	0	0	599	0
OMS000088	R&D Ind Color LSRJT
	5,425	0	0	5,425	5,425	0	0	0	0	5,425	0
OMS000145	Lazer Fax
	1,090	0	0	1,090	1,090	0	0	0	0	1,090	0
OMS000225	Phone System
	12,036	0	0	12,036	12,036	0	0	0	0	12,036	0
OMS000244	COLOR IMAGERUNNER C10221
	2,942	0	0	2,942	1,839	25	0	0	0	1,863	1,079
Subtotal: OFFI (6)	$23,893	$0	$0	$23,893	$22,789	$25	$0	$0	$0	$22,814	$1,079
Class: SOFT
OMS000034	ORCAD SFTWR
	7,495	0	0	7,495	7,495	0	0	0	0	7,495	0
OMS000035	ORCARD SFTR
	7,495	0	0	7,495	7,495	0	0	0	0	7,495	0
OMS000054	ORCAD SFTWARE
	995	0	0	995	995	0	0	0	0	995	0
OMS000128	Netware 5.1 50 Connection Additive License
	2,907	0	0	2,907	2,907	0	0	0	0	2,907	0
OMS000129	Netware 5.1 5 Connection US/Canada
	723	0	0	723	723	0	0	0	0	723	0
OMS000191	Boundary Scan Test and JTAG Software
	17,995	0	0	17,995	17,995	0	0	0	0	17,995	0

Page: 4	Printed: 1/3/2017 3:44:57 PM

	ASSET BALANCES				DEPRECIATION
Asset ID	Beginning	Additions	Deletions	Ending	Beg. Balance	Depr Exp & AFYD	Sec 179/179A	Oth. Additions	Deletions	End Bal.	Net Book Value

OMS000192	QTY 2; MS Visual Studio, Enterprise edition software
	2,966	0	0	2,966	2,966	0	0	0	0	2,966	0
OMS000206	Dell Pentium Server
	8,772	0	0	8,772	8,772	0	0	0	0	8,772	0
OMS000207	Software Drivers for MAXp
	16,320	0	0	16,320	16,320	0	0	0	0	16,320	0
OMS000212	MAXv software
	2,840	0	0	2,840	2,840	0	0	0	0	2,840	0
OMS000232	Orcad Capture
	1,729	0	0	1,729	1,729	0	0	0	0	1,729	0
OMS000234	OrCad Capture, Layout plus maintenance
	3,150	0	0	3,150	3,150	0	0	0	0	3,150	0
OMS000235	OrCad PCB Designer with PSpice maintenance
	9,995	0	0	9,995	9,995	0	0	0	0	9,995	0
OMS000236	Wind River ICE w/VisionCLICK
	7,430	0	0	7,430	7,430	0	0	0	0	7,430	0
OMS000246	PDXpert Software
	4,368	0	0	4,368	4,368	0	0	0	0	4,368	0
OMS000252	JTAG Debugger
	5,010	0	0	5,010	5,010	0	0	0	0	5,010	0
Subtotal: SOFT (16)	$100,189	$0	$0	$100,189	$100,189	$0	$0	$0	$0	$100,189	$0
Grand Total	$409,661	$0	$0	$409,661	$350,285	$1,022	$0	$0	$0	$351,307	$58,354

	Note: There may be differences due to rounding.

Page: 5	Printed: 1/3/2017 3:44:57 PM

Oregon Micro Systems Net Book Value [Amortization] GAAP For the Period November 1, 2016 to November 30, 2016
	ASSET BALANCES				AMORTIZATION
Asset ID	Beginning	Additions	Deletions	Ending	Beg. Balance	Amort. Exp	Oth. Additions	Deletions	End Bal.	Net Book Value

Grand Total

Note: There may be differences due to rounding.

Page: 1	Printed: 1/3/2017 3:44:57 PM

Schedule 1.1(l)

Assigned Telephone Lines and Numbers

(503) 629-8081
(800) 707-8111
(503) 629-0688
(503) 601-8081
(503) 629-6712
(503) 601-6705
(503) 601-6715
(503) 601-6707
(503) 601-6704
(503) 601-6709
(503) 601-6702
(503) 601-6703
(503) 308-3260
(503) 816-2955

Additionally, any unused numbers that have been assigned for future use will be assigned to OMS upon Closing.

Schedule 1.1(l)

Schedule 9.12

Intellectual Property

Mark	Registration No.	Registration Date	Status
OMS-EZ	2403311	11/14/2000	Renewal Due 11/14/2020
The Company In Motion	2387032	9/19/2000	Renewal Due 09/19/2020
OMS			Registered; Affidavit of use due 09/04/2018

Domain	Expiration
omsmotion.com	8/8/2017

Schedule 9.12